As filed with the Securities and Exchange Commission on June 29, 2018.	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sterling Bancorp

(Exact name of Registrant as specified in its charter)

Delaware	80-0091851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Rella Boulevard, Montebello, New York	10901
(Address of Principal Executive Offices)	(Zip Code)

Astoria Bank 401(k) Plan

(Full title of the plan)

Jack L. Kopnisky

President and Chief Executive Officer

Sterling Bancorp

400 Rella Blvd.

Montebello, New York 10901

(Name and Address of agent of service)

(845) 369-8040

(Telephone number, including area code, of agent of service)

With a copy to:

Abby E. Brown

Squire Patton Boggs (US) LLP

2550 M Street, Northwest

Washington, DC 20037

(202) 457-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,310,260	(2)	$23.80	(3)	$102,584,188	$12,772

(1)	This registration statement, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), covers an indeterminate number of additional shares of Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act this registration statement also covers an indeterminate amount of participation interests to be offered or sold pursuant to the Astoria Bank 401(k) Plan (the “Plan”).

(2)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Common Stock on June 28, 2018, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

On October 2, 2017, pursuant to the Agreement and Plan of Merger, by and between Sterling Bancorp (the “Company”) and Astoria Financial Corporation (“Astoria”), dated March 6, 2017 (the “Merger Agreement”), Astoria merged with and into the Company, with the Company continuing as the surviving corporation (the “Astoria Merger”). Pursuant to the Merger Agreement, the Astoria Bank 401(k) Plan (the “Plan”), sponsored by Astoria Bank prior to the Merger and by Sterling National Bank after the merger of Astoria Bank with and into Sterling National Bank, will remain in effect for eligible employees as defined under the Plan terms. On October 2, 2017, the Plan was frozen to new participants. The Company anticipates causing Sterling National Bank to merge the Plan with the Sterling National Bank 401(k) and Profit Sharing Plan in January 2019. Prior to the Astoria Merger, the Plan held shares of Astoria’s common stock, which became shares of the Company upon the effectiveness of the Astoria Merger (the “Plan Shares”), which are subject to registration under this Form S-8.

This Registration Statement is being filed by the Company in connection with the registration of the Plan Shares and an indeterminate amount of participation interests that may be issued or sold as Plan Shares pursuant to the Plan, which were assumed by the Company in accordance with the terms of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.*

Not required to be filed with the Commission pursuant to the Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents filed by the Registrant and the Plan with the Commission are incorporated into this Registration Statement by reference:

(i)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 1, 2018;

(ii)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 4, 2018;

(iii)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 7, 2018 and May 24, 2018;

(iv)	the Registrant’s Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, filed with the Commission on April 23, 2018;

(v)	the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2016 (File No. 001-11967), filed with the Commission on June 19, 2017; and

(vi)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 13, 2004 and on Form S-1 filed with the Commission on November 10, 2003.

All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper.

Except with respect to mandatory indemnification of expenses to successful defendants as described above or pursuant to a court order, such indemnification may be made only upon a determination in each specific case (1) by majority vote of the directors who are not parties to the proceeding, even though less than a quorum, (2) by a committee of the directors designated by a majority vote of such directors who are not a party to the proceeding, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification.

A corporation may purchase and maintain insurance on behalf of an indemnitee against any liability asserted against him or her in his or her designated capacity or arising out of his or her capacity as such, or arising out of his or her status as such, whether or not the corporation itself would have the power to indemnify him or her against such liability.

The indemnification and advancement of expenses provided by, or granted pursuant to, the DGCL, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company has adopted provisions in Articles TENTH and ELEVENTH of its Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the fullest extent authorized by the DGCL. Article TENTH permits indemnification of officers and directors against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Company will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Company’s Board of Directors.

The Company has purchased an insurance policy that purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

As authorized by the DGCL, under Article ELEVENTH of the Company’s Amended and Restated Certificate of Incorporation, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174 (concerning unlawful distributions to stockholders), or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The foregoing is only a general summary of certain aspects of the DGCL and the Company’s Amended and Restated Certificate of Incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the Company’s Amended and Restated Certificate of Incorporation.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

The exhibits to this Registration Statement are described below. In lieu of providing an opinion of counsel concerning compliance with the requirements of ERISA or an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the undersigned Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Sterling Bancorp (filed as Exhibit 3.1 to Sterling’s Annual Report on Form 10-K, filed on March 1, 2018 (File No. 001-35385))

4.2	Amendment to the Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K, filed on May 24, 2018 (File No. 001-35385))

4.3	Amended and Restated Bylaws of Sterling Bancorp (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on May 24, 2017 (File No. 001-35385))

4.4	Form of Common Stock Certificate of Sterling Bancorp (incorporated by reference to Exhibit 4.1 of Sterling Bancorp’s Current Report on Form 8-K, filed on November 1, 2013 (File No. 001-35385))

5.1	Opinion of Squire Patton Boggs (US) LLP

23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

23.2	Consent of Crowe LLP

24.1	Power of Attorney (see signature page)

99.1	Astoria Bank 401(k) Plan

Item 9.	Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on June 29, 2018.

STERLING BANCORP

By:	/s/ Luis Massiani
Luis Massiani
Senior Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luis Massiani, and each of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack L. Kopnisky	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2018
Jack L. Kopnisky

/s/ Luis Massiani	Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 29, 2018
Luis Massiani

/s/ Richard O’Toole	Chairman of the Board of Directors	June 29, 2018
Richard O’Toole

/s/ John P. Cahill	Director	June 29, 2018
John P. Cahill

/s/ James F. Deutsch	Director	June 29, 2018
James F. Deutsch

/s/ Navy E. Djonovic	Director	June 29, 2018
Navy E. Djonovic

/s/ Fernando Ferrer	Director	June 29, 2018
Fernando Ferrer

/s/ Robert Giambrone	Director	June 29, 2018
Robert Giambrone

/s/ James J. Landy	Director	June 29, 2018
James J. Landy

/s/ Robert W. Lazar	Director	June 29, 2018
Robert W. Lazar

/s/ Maureen Mitchell	Director	June 29, 2018
Maureen Mitchell

/s/ Patricia M. Nazemetz	Director	June 29, 2018
Patricia M. Nazemetz

/s/ Ralph F. Palleschi	Director	June 29, 2018
Ralph F. Palleschi

/s/ Burt Steinberg	Director	June 29, 2018
Burt Steinberg

/s/ William E. Whiston	Director	June 29, 2018
William E. Whiston